Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Alleghany Corporation:
We consent to the incorporation by reference in the registration statement Nos. 333-127309 and 333-166259 on Form S-8 and No. 333-169373 on Form S-3 of Alleghany Corporation of our reports dated February 23, 2011, with respect to the consolidated balance sheets of Alleghany Corporation as of December 31, 2010 and 2009, and the related consolidated statements of earnings and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Alleghany Corporation.
KPMG LLP
New York, New York
February 23, 2011